Exhibit 99.3
XO Holdings Supplemental Information Subject to NDA

Revenue Transition to High Growth Data and IP Products is Underway Data and IP Products Estimated to Grow approximately $240M from 2006 to 2008 XO Communications Revenue Legacy TDM / Integrated Data and IP

Business Shifted from Optimize Cash Flow to Invest Strategy Organizational Change: Created Business Units Carrier strategy around cable, information verticals, and international carriers (US operations); Business Strategy to sell to larger customers and address enterprise accounts (product & sales talent- wise); Optimize Legacy product base; and Launch Nextlink Wireless Product Changes: Emphasize Data and IP that leverages our Network New IP PBX product; Flex Phase II; IP VPN rollout; Intercity capacity; VOIP orig/term to support carrier customers; and Ethernet Over Copper Network and Engineering: Infrastructure to accelerate transition to Data and IP Lighting the Intercity network; Hardening the IP Network including Sonus and Broadsoft; Fiber to Central Offices; Expansion of high speed Internet routers into Carrier hotels; and Major Colo/data center builds 2006-2007 What Changed?

$15 Maintenance (Ie.. IT, Generators, Batteries) Infrastructure (Ie.. Core Data/IP network, lighting long-haul fiber) Success-based Capital (Supports Revenue growth, flexes up & down based on signed orders) 2007 to 2008 Capital Investment shifting from Infrastructure to Success-based The Success-based Capital spend directly supports the $240m increase in Data/IP Revenue $210M $49 $43 $119 $185M (Mid-point of Guidance) Other 8% Data/IP 92% Over 90% of Success-based Capital spent on high growth Data/IP products Infrastructure spend in 2007 to position for accelerating growth in Data/IP In 2008, nearly 70% of Capital Spend is Success-based (equipment to install signed customer orders) XO Communications Capital $45 $125

Growing Data/IP Revenue and Returns Poised to capitalize on technology transition and growing bandwidth demand for Data/IP products Annuity business of Recurring Revenue from Data/IP products: Blended Incremental Adjusted EBITDA Margins of approximately 40% Blended unlevered cumulative cash flow positive in second year Blended Discounted payback inside of 3 years Blended IRR average of approximately 61% over 5 years Example Data/IP products that comprise nearly 2/3 of the $240m growth: The Strength of the XO Model: By leveraging our existing $6 Billion fiber network and recent infrastructure investments, XO is positioned to generate high returns on incremental investments XO Communications

Nextlink Wireless Investment 2007 Focus Developed a Business Strategy for "go to market' Preserve Spectrum Penetrate mobile backhaul Establish retail partner program Selectively lease spectrum Investment in 2007 centered around establishing an organization and preserving the spectrum licenses 2008 Strategy Continue license preservation Validate the business model by focusing in 5 key markets Key contract wins would require investing more money beyond 2008 - customer contract terms expected to average 5 to 10 years Nextlink Nextlink is an early stage business with favorable long-term prospects